CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the use in the Statements of Additional Information constituting parts of this Post Effective Amendment No. 26 to the registration statement on Form N-1A (the "Registration Statement") of our reports dated July 11, 1997 relating to the financial statements and the financial highlights appearing in the May 31, 1997 Annual Reports to Shareholders of John Hancock Sovereign U.S. Government Income Fund and the John Hancock Strategic Income Fund, which appears in such Statements of Additional Information and to the incorporation by reference of our reports into the Prospectus which constitutes part of this Registration Statement. We also consent to the references to us under the heading "Independent Auditors" in such Statements of Additional
Information and to the references to us under the headings "Financial Highlights" in such Prospectus.


/s/Price Waterhouse LLP
PRICE WATERHOUSE LLP
Boston, Massachusetts
September 22, 1997